Exhibit 10.36

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the

“Agreement”) between Eloxx Pharmaceuticals, Inc. (the “Company”), and Sumit Aggarwal (the “Executive”) shall be effective as of September 19, 2025 (the “Effective Date”). This Agreement supersedes and replaces, as of the Effective Date, the Executive Employment Agreement between Executive and the Company dated as of Apri1 1, 2021 (the “Prior Agreement”).

W I T N E S S E T H:

WHEREAS, the Executive wishes to continue to be employed by the Company and to continue to provide employment services to the Company in return for certain compensation and benefits and subject to the terms and conditions as hereinafter set forth;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
EMPLOYMENT TERM. The Company hereby offers to employ the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, during the period commencing on the Effective Date and ending on the date of the termination of the Executive’s employment in accordance with Section 7 below (the “Employment Term”). The Executive shall be employed at will, meaning that either the Company or the Executive may terminate this Agreement and the Executive’s employment at any time, for any reason or no reason, with or without cause, subject to the terms of this Agreement.
2.
POSITION & DUTIES.
(a)
Except as provided in Section 2(b) below, the Executive shall serve as the President and Chief Executive Officer (CEO) and, upon the Effective Date, shall have been appointed as a member of the Board of Directors (the “Board”) of the Company and its subsidiary, Eloxx Pharmaceuticals, Ltd. during the Employment Term. During the Employment Term, the Executive shall continue to be nominated by the Board (or a Committee thereof) for re-election as a member of the Board at the expiration of the then-current term, and shall serve as a member of the Board without additional compensation. As CEO, the Executive shall have such duties, authorities and responsibilities as are commensurate with the position of CEO and such other duties and responsibilities as the Board shall designate that are consistent with the Executive’s position as Chief Executive Officer. The Executive agrees to serve, if requested, without additional compensation, as an officer or director of any of the Company’s subsidiaries.
(b)
During the Employment Term, the Executive agrees to devote his full business time, attention and energies to the performance of all of the lawful duties, responsibilities and authority that may be assigned to him hereunder. Nothing contained in this Agreement will preclude the Executive from (i) devoting time to personal and family investments, (ii) serving as a director of any not-for-profit company, (iii) serving as a director for any for-profit company that is approved by the Board (such approval not to be unreasonably withheld) or (iv) from participating in charitable or industry associations, in each case, provided that such activities or services do not (x) materially interfere with the Executive’s performance of duties hereunder or (y) violate the terms of the Confidentiality Agreement (as defined below).

3.
BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of US $630,887.52. The Base Salary will be payable bimonthly in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to review by the Board (or a Committee thereof) at least annually and may be increased, but not decreased, from time to time by the Board. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.
4.
ANNUAL BONUS; STRETCH BONUS. With respect to calendar year 2024, the Company shall pay the Executive a cash bonus in the lump sum amount of $346,988, subject to all required withholding, which will be paid within three (3) days of the execution of this Agreement. With respect to each full calendar year during the Employment Term thereafter, the Executive shall be eligible to earn (a) an annual, performance-based bonus (an “Annual Bonus”) with a target bonus value equal to fifty percent (50%) of the Executive’s Base Salary (the “Target Bonus”) which shall be earned if at all based upon the achievement of performance targets established by the Board (or a committee thereof), in consultation with the Executive, within the first 90 days of each calendar year during the Employment Term. Subject to Section 8 below, in order to be eligible for an Annual Bonus, the Executive must remain employed for the entire calendar year to which the Annual Bonus or Stretch Bonus relates. Any Annual Bonus earned by the Executive will be paid no later than March 15 of the calendar year immediately following the calendar year in which the Annual Bonus is being measured. The Executive’s Target Bonus shall be subject to review by the Board (or a committee thereof) at least annually and may be increased, but not decreased, from time to time by the Board.
5.
EQUITY COMPENSATION. The Company has granted or will grant to the Executive equity compensation awards under the 2018 Equity Incentive Plan (as amended, the “Plan”) for shares of the Company’s common stock (“Common Stock”) as follows:
(a)
INITIAL AWARD. Prior to the Effective Date the Company will have obtained a 409A or similar valuation to determine the fair market value of the Common Stock. Upon receipt of such valuation and subject to Board approval, on the Effective Date the Company will have made equity grants to Executive on the terms described in Appendix A hereto. Following the Effective Date, the Company agrees to make a reasonable and good faith effort to award equity grants to Executive as described on Appendix A and that are commercially reasonable and consistent with the ownership percentages described therein.
(b)
ANNUAL AWARDS. Each year, the Executive will be eligible for annual awards of stock options and or restricted stock units as determined by the Board. Nothing herein shall be construed as an obligation to grant such awards, which shall be subject to the sole discretion of the Board. The vesting of any such awards, shall accelerate and such awards shall become fully vested and exercisable or payable, respectively, immediately prior to a Corporate Transaction (as defined in the Plan).
(c)
TAX WITHHOLDING. At Executive’s request, the Company will withhold from the shares of Common Stock otherwise payable to Executive with respect to vested portions of the equity awards the number of whole shares of Common Stock required to satisfy the applicable tax withholding obligation, the number of shares so withheld to be determined by the Company based on the fair market value of the Common Stock on the date the Company is required to withhold.

6.
EMPLOYEE BENEFITS.
(a)
BENEFIT PLANS. The Executive shall be entitled to participate in all employee benefit plans that the Company generally makes available to its senior executives (other than severance plans) from time to time, including any group health plans, dental plans, life, disability and AD&D insurances, a 401(k) plan, tuition reimbursement, recreation allowance, parking or public transportation and various types of paid time off, subject to the terms and conditions of such benefit plans.
(b)
VACATION. The Executive shall be entitled to unlimited paid vacation time in accordance with the Company’s vacation policy. Vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.
(c)
BUSINESS EXPENSES. The Company will reimburse the Executive for all reasonable business expenses incurred by the Executive in connection with the discharge of his duties for the Company, subject to the Company’s expense reimbursement policy in effect from time to time.
(d)
INDEMNIFICATION. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s Certificate of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company as of the Effective Date. The Company shall also execute in favor of Executive the Company’s standard Form of Indemnification Agreement (as of the Effective Date, the Company’s standard Form of Indemnification Agreement is files as Exhibit 10.4 of the Company’s Current Report on Form 8- K filed on December 22, 2017, SEC File No. 001-31326). At all times during the Employment Term, the Company shall maintain in effect a comprehensive director and officers liability insurance policy with the Executive as a covered officer and director, as applicable.
7.
TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)
DISABILITY. Upon the 30th day following the Executive’s receipt of notice of the Company’s intention to terminate the Executive’s employment due to Disability (as defined in this Section); provided that, the Executive has not returned to full-time performance of his duties within 30 days after receipt of such notice. If the Company determines in good faith that the Executive’s Disability has occurred during the term of this Agreement, it will give the Executive written notice of its intention to terminate his employment. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to substantially perform the essential duties of his job with or without reasonable accommodation on a full-time basis for 180 calendar days during any consecutive twelve-month period or for 90 consecutive days as a result of incapacity due to mental or physical illness.
(b)
DEATH. Automatically on the date of death of the Executive.
(c)
CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) the Executive’s commission of an act of fraud, embezzlement or theft against the Company or its subsidiaries; (ii) the Executive’s conviction of, or a plea of no contest to, a felony; (iii) willful nonperformance by the Executive (other than by reason of disability or illness) of his material duties as an employee of the Company, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company; (iv) the Executive’s material breach of this Agreement or any other material agreement between the Executive and the Company or any of its subsidiaries, including the Confidentiality Agreement, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company; or (v) the Executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its subsidiaries’ best interests, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company.

(d)
WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability.
(e)
GOOD REASON. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following conditions during the Employment Term without the Executive’s express written consent; provided that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) the Executive actually resigns his employment within the first thirty (30) days after expiration of the Cure Period:
(1)
any material reduction by the Company of the Executive’s Base Salary or Target Bonus as initially set forth herein or as the same may be increased from time to time;
(2)
any material diminution in the Executive’s duties, title, responsibilities or authority;

(3)
a requirement that the Executive report to a corporate officer or employee other than the Board; or

(4)
any material breach of this Agreement.
(f)
WITHOUT GOOD REASON. The Executive shall provide two (2) weeks’ prior written notice (the “Transition Period”) to the Company of the Executive’s intended termination of employment without Good Reason (“Voluntary Termination”). During the Transition Period, the Executive shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall pay the pro rata portion of the Executive’s Base Salary and benefits through the end of the Transition Period. The Company may, in its sole discretion, upon written notice to the Executive, make such termination of employment effective earlier than the expiration of the

Transition Period (“Early Termination Right”), but it shall pay the pro rata portion of the Executive’s Base Salary and benefits through the earlier of: the end of the Transition Period, or the date that the Executive accepts employment or a consulting engagement from a third party.

8.
CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the severance plans, policies or programs of the Company or its affiliates as may be in effect from time to time, but shall be in addition to any termination benefits available under any equity award or other vested benefits retained under any benefit plans of the Company or its affiliates. Subject to satisfaction of each of the conditions set forth in Section 9, the following amounts and benefits shall be due to the Executive:
(a)
DISABILITY. Upon employment termination due to Disability, the Company shall pay or provide the Executive: (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) reimbursement for any unreimbursed expenses owed to Executive; and (iii) all other payments and benefits to which the Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or other plan or program, including but not limited to any applicable insurance benefits, payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law (collectively, “Accrued Amounts”). In addition, upon the Executive’s termination due to Disability, the Company shall pay the amounts described in Sections 10(d)(3) and 10(d)(4) to the Executive.
(b)
DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs. In addition, upon the Executive’s death, the Company shall pay the amounts described in Sections 10(d)(3) and 10(d)(4) to the Executive’s estate.
(c)
TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the

Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts only, and shall not be obligated to make any additional payments to the Executive.

(d)
TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the

Executive’s employment by the Company is terminated by the Company other than for Cause (and not due to Disability or death) or by the Executive for Good Reason, then the Company shall pay or provide the Executive with the Accrued Amounts and subject to compliance with Section 9:

(1)
A payment equal to the Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term for a period of eighteen (18) months following the termination date (the “Salary Severance Period”), payable in a lump sum in cash within thirty (30) days of the termination date (for purposes of calculating the Executive’s severance benefits, the Executive’s Base Salary shall be calculated based on the rate in effect prior to any material reduction in Base Salary that would give the Executive the right to resign for Good Reason);

(2)
A single, lump-sum cash amount equal to (i) 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance coverage (the “Health Benefits”) for a period of eighteen (18) months following the date of the Executive’s termination of employment, based on the projected premium rates for such period for continuation of coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) determined, in all cases, as of the date of the Executive’s termination of employment (1) based on the Company plans in which the Executive participates and the level of the Executive’s Health Benefits coverage as of immediately preceding the date of the Executive’s termination of employment or, if more favorable to the Executive, the level of the Executive’s Health Benefits coverage as in effect at any time during the ninety (90)-day period immediately preceding the last day, and (2) assuming, to the extent applicable, an increase of four percent (4%) in the applicable premium rates at the beginning of each calendar year during such twelve (12)-month period from those in effect as of the end of the previous calendar year. For the avoidance of doubt, the cash amount described in this paragraph shall be in lieu of the provision of any welfare benefits following the date of the Executive’s termination of employment and the Executive’s sole right to post-termination welfare benefits shall be those required to be made available under COBRA, the cost of which (if elected) shall be borne solely by the Executive;
(3)
in the event that the Executive’s employment is terminated after December 31 of any performance year, but prior to the Annual Bonus payment date for such performance year, the Executive shall receive: (i) a lump sum payment equivalent to one and one-half times (1.5x) the Executive’s target Annual Bonus that was in effect at the time of the Executive’s termination (the “Bonus Payment”). The Bonus Payment shall be subject to all standard deductions and withholdings and shall be paid in a single lump sum within thirty (30) days of the termination date;
(4)
in the event that the Executive’s employment is terminated before December 31 of any performance year, the Executive shall receive a lump sum payment equivalent to a pro-rata portion of one and one-half times (1.5x) the Executive’s target Annual Bonus that was in effect at the time of the Executive’s termination (the “Bonus Payment”), with such pro-rata portion calculated based upon the number of days that the Executive was employed during such performance year divided by the total number of days in such performance year, payable as a lump sum payment on the Company’s first ordinary payroll date occurring on or after the General Release effective date (namely, the date it can no longer be revoked) or as soon thereafter as is reasonable practicable thereafter; and
(5)
all of the shares subject to all stock options, restricted stock units and other equity awards which are time-based and are then held by the Executive shall vest and become exercisable or payable, as applicable, and all performance-based awards shall vest based on target performance. In addition, the time period that the Executive may have to exercise any stock options shall be extended for a period equal to the longer of (i) eighteen (18) months or (ii) the remaining term of the award; provided, however, that if any particular equity or equity-based award provides for more favorable termination treatment, then the more favorable treatment provided therein will apply.

9.
CONDITIONS. Any payments or benefits made or provided pursuant to Section 8 (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s, or in the event of the Executive’s Disability, the guardian’s):
(a)
compliance with the provisions of Section 10 hereof;
(b)
delivery to the Company of the executed Agreement and General Release (the “General Release”), which shall be in the form attached hereto as Appendix B (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days following the date of termination of employment, and permitting the General Release to become effective in accordance with its terms; and
(c)
delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans, by no later than 90 days following termination of employment.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive on the Company’s first ordinary payroll date occurring on or after the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 17 or the final sentence of this Section 9). Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of Executive’s employment, Executive shall be entitled to receive any Accrued Amounts, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and ends in another, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

10.
CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS. As a condition of employment, the Executive agrees to execute and abide by the Company’s current form of Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

11.
ASSIGNMENT.
(a)
The Executive may not assign or delegate any rights or obligations hereunder without first obtaining the written consent of the Company.
(b)
This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company will require any acquirer or successor of the Company in any merger, consolidation, sale, or acquisition of the Company, or a similar transaction to assume the Company’s obligations under this Agreement, and any failure to do so shall constitute a material breach of this Agreement.
12.
NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile,

(c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company:

Eloxx Pharmaceuticals, Inc.

P.O. Box 274

Arlington, MA 02476

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.
SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.
14.
SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, that provision shall be enforced to the maximum extent permitted by law and shall be deemed revised as near as possible to attain the intent of the parties, and all other provisions of this Agreement shall remain in full force and effect.
15.
COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
16.
MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated or authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto and the Confidentiality Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles.

17.
SECTION 409A and 280G.
(a)
Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits payable upon a termination of employment shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death. Any payment or benefit otherwise payable or to be provided in the six (6) month period following separation from service that is not so paid or provided by reason of this Section shall be accumulated and paid or provided in a single lump sum, as soon as practicable (and in all events within 15 days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within 15 days, after the date of Executive’s death). Any payments under the Agreement that may be excluded from Section 409A as a short-term deferral will be excluded from Section 409A to the maximum extent possible. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.
(b)
It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code on payments made pursuant to this Agreement.
(c)
If the Executive becomes entitled to payments or benefits under this Agreement and/or any other payments or benefits by reason of a “change of control” as defined in Section 280G of the Code and regulations thereunder (collectively, the “Payments”), and any such Payment would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company (the “Accounting Firm”), the amount of the Payments shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Executive, but only if the total Payments as so limited would be greater than the total Payments if no such limit on the Payments were imposed, in each case, net of all taxes imposed on the Executive for such Payments.
(d)
If a reduction in the Payments is necessary, such reduction shall occur in the following order: (A) reduction of any cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax shall be the first cash payment to be reduced); (B) cancellation of any equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards shall be cancelled first);

(C) reduction of any accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards shall be cancelled first); and (D) reduction of any employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax shall be the first benefit to be reduced). In no event shall the Executive have any discretion with respect to the ordering of Payment reductions. The Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive shall not be reimbursed, indemnified or held harmless by the Company or any of its subsidiaries or affiliates for any of those payments of personal tax liability.

18.
MITIGATION OF DAMAGES. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the severance benefits payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any severance benefit hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.
19.
REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement (or chosen not to be so represented), that he has consulted with his attorney before executing this Agreement (or chosen not to consult an attorney), that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.
20.
NON-DISPARAGEMENT. Both during and after the Employment Term, the Executive and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section shall preclude any party from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement.
21.
WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
22.
SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 10 through 26, inclusive, of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

23.
AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.
24.
DISPUTE RESOLUTION. In the event of any controversy, dispute or claim between the parties under, arising out of or related to this Agreement (including but not limited to, claims relating to breach, termination of this Agreement, or the performance of a party under this Agreement) whether based on contract, tort, statute or other legal theory (collectively referred to hereinafter as “Disputes”), the parties shall follow the dispute resolution procedures set forth below. Any Dispute shall be finally settled by arbitration in accordance with the Employment Arbitration Rules & Procedures of JAMS (“JAMS”) then in force, and that the arbitration hearings shall be held in Boston, Massachusetts. The parties agree to (i) appoint an arbitrator who is knowledgeable in employment and human resource matters and, to the extent possible, the industry in which the Company operates, and instruct the arbitrator to follow substantive rules of law; (ii) require the testimony to be transcribed; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party, but such discovery process shall continue for no more than thirty (30) days. The arbitrator shall have no power or authority to add to or detract from the written agreement of the parties. If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request JAMS name a panel of five (5) arbitrators. The Company shall strike the names of two (2) off this list; then, the Executive shall strike two (2) of the remaining names; and the remaining name shall be the arbitrator. The Company shall pay for both parties’ reasonable attorneys’ fees and expenses and all JAMS fees and expenses. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof. This Section shall not limit the right of any party to sue for injunctive relief for a breach of the obligations of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

ELOXX PHARMACEUTICALS, INC.

/s/ Alan Walts

By: Alan Walts

Its: Chairman of the Board of Directors

EXECUTIVE

/s/ Sumit Aggarwal

Sumit Aggarwal

Appendix A

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Appendix B

FORM OF RELEASE AGREEMENT AND GENERAL RELEASE

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